UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. __ )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Microsoft Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Persons who are to respond to the collection of information contained in this form are not

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2007 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

WASHINGTON STATE CONVENTION AND TRADE CENTER

800 Convention Place

Seattle, WA 98101

on November 13, 2007, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvoting.com/msft

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following Web site:

http://www.proxyvoting.com/msft

Have your proxy card in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-866-540-5760 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-866-540-5760.

Have your proxy card in hand and follow the instructions.

2007 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

WASHINGTON STATE CONVENTION AND TRADE CENTER

800 Convention Place

Seattle, WA 98101

on November 13, 2007, at 8:00 A.M.

2007 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Microsoft Corporation will be held at the

WASHINGTON STATE CONVENTION AND TRADE CENTER

800 Convention Place

Seattle, WA 98101

on November 13, 2007, at 8:00 A.M.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares will save us the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your stock at the meeting if you want to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help Microsoft reduce postage and proxy tabulation costs.

Or, if you prefer, you can vote by mail by returning the enclosed Vote Instruction Form in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com/

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following Web site:

http://www.proxyvote.com/

Have your Voting Instruction Form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. This means that the annual report and Proxy Statement will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-454-8683 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call the toll-free 800 number provided on your Voting Instruction Form or 1-800-454-8683.

Have your Voting Instruction Form in hand and follow the instructions.

PARKING FACILITY AND DRIVING DIRECTIONS

Washington State Convention and Trade Center

DRIVING DIRECTIONS	PARKING

• To Seattle from I-5 Northbound: • Take the Madison Street Exit (#164A) • Right on Madison Street • Left on 8th Avenue • Garage entrance on the right

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services.

Parking validation for the Washington State Convention and Trade Center garage will be available at the meeting.

• To Seattle from I-5 Southbound: • Take the Stewart Street Exit (#166) • Left on Boren Avenue • Right on Seneca Street • Left on 8th Avenue • Garage entrance on the right

September 28, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Microsoft Corporation, which will be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, WA 98101, on November 13, 2007, at 8:00 a.m. Doors open at 7:00 a.m. and a product fair will also open at that time. You can find driving directions to the Washington State Convention and Trade Center on the inside front cover of this document. Parking will be validated only for the Washington State Convention and Trade Center garage. Please note that parking is limited, so plan ahead if you are driving to the meeting.

The attached Notice of Annual Meeting and Proxy Statement contains details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We will provide live coverage of the Annual Meeting from the Microsoft Investor Relations Web site at www.microsoft.com/msft. In addition, the transcript along with video and audio of the entire Annual Meeting of Shareholders will be available on the Investor Relations Web site after the meeting. We hope this will allow those of you who are unable to attend the meeting to hear Microsoft executives discuss the year’s results.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Microsoft. I look forward to greeting as many of our shareholders as possible.

Sincerely,

Steven A. Ballmer

Chief Executive Officer

The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the meeting or any other related areas, except by credentialed media. We realize that many cellular phones have built-in digital cameras; while these phones may be brought into the venue, the camera function may not be used at any time.

2007 PROXY STATEMENT

MICROSOFT CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 13, 2007

To the Shareholders:

The Annual Meeting of the Shareholders of Microsoft Corporation will be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, WA 98101, on November 13, 2007, at 8:00 a.m. for the following purposes:

1.	To elect directors.
2.	To ratify the selection of Deloitte & Touche LLP as our independent auditor for fiscal year 2008.
3.	To consider two shareholder proposals described in the accompanying Proxy Statement, if properly presented at the Annual Meeting.
4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on September 7, 2007 are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Bradford L. Smith

Secretary

Redmond, Washington

September 28, 2007

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating, and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

2007 PROXY STATEMENT

MICROSOFT CORPORATION

ONE MICROSOFT WAY

REDMOND, WASHINGTON 98052

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 13, 2007

This Proxy Statement was first mailed to shareholders on or about September 28, 2007. It is furnished in connection with the solicitation of proxies by the Board of Directors of Microsoft Corporation, to be voted at the Annual Meeting of Shareholders for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting of Shareholders will be held at 8:00 a.m. on November 13, 2007 at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, WA 98101. Shareholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A shareholder may revoke a proxy by delivering a signed statement to our Corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone or in person at the Annual Meeting, another proxy dated as of a later date. Microsoft will pay the cost of solicitation of proxies.

Shareholders of record at the close of business on September 7, 2007 will be entitled to vote at the meeting on the basis of one vote for each share held. On September 7, 2007, there were 9,401,751,654 shares of common stock outstanding, held of record by 145,945 shareholders.

PROPOSAL 1

ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Ten directors are to be elected at the Annual Meeting to hold office until the next annual meeting of shareholders, and until their respective successors are elected and qualified. If, for any reason, the directors are not elected at an annual meeting, they may be elected at a special meeting of shareholders called for that purpose in the manner provided by the Bylaws of Microsoft Corporation (“Bylaws”). The accompanying proxy will be voted in favor of the nominees named below to serve as directors unless the shareholder indicates to the contrary on the proxy. All of the nominees are current directors.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board of Directors.

ADOPTION OF MAJORITY VOTE STANDARD FOR DIRECTOR ELECTIONS

Recent amendments to the Washington Business Corporation Act give publicly-held corporations incorporated in Washington greater flexibility in the standards used for voting for directors, including providing the ability to amend their bylaws to adopt a majority vote standard for directors in uncontested elections.

The Board of Directors amended our Bylaws effective August 1, 2007 to change the method by which directors are elected. Under section 2.2 of the amended Bylaws, in an uncontested election each director will be elected by the vote of the majority of the votes cast. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. A share whose ballot is marked as withheld, which is otherwise present at the meeting but for which there is an abstention, or to which a shareholder gives no authority or direction shall not be considered a vote cast. In an election in which the number of nominees exceeds the number of directors to be elected (a contested election) the directors will be elected by the vote of a plurality of the votes cast.

In an uncontested election, a nominee who does not receive a majority vote will not be elected. Except as explained in the next paragraph, an incumbent director who is not elected because he or she does not receive a majority vote will continue to serve as a holdover director until the earliest of: (a) 90 days after the date on which an inspector determines the voting results as to that director; (b) the date on which the Board of Directors appoints an individual to fill the office held by that director; or (c) the date of the director’s resignation.

The Board of Directors may fill any vacancy resulting from the non-election of a director as provided in our Bylaws. The Governance and Nominating Committee will consider promptly whether to fill the office of a nominee who fails to receive a majority vote and make a recommendation to the Board of Directors about filling the office. The Board of Directors will act on the Governance and Nominating Committee’s recommendation and within ninety (90) days after the certification of the shareholder vote and will disclose publicly its decision. Except as provided in the next

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sentence, no director who fails to receive a majority vote for election will participate in the Governance and Nominating Committee recommendation or Board decision about filling his or her office. If no director receives a majority vote in an uncontested election, then the incumbent directors (a) will nominate a slate of directors and hold a special meeting for the purpose of electing those nominees as soon as practicable, and (b) may in the interim fill one or more offices with the same director(s) who will continue in office until their successors are elected.

For additional information, the complete Bylaws are available on our Web site at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx.

Our Board recommends a vote FOR the election to the Board of each of the following nominees:

NOMINEES

William H. Gates III, 51, a co-founder of Microsoft, has served as Chairman since our incorporation in 1981. Mr. Gates served as Chief Software Architect from January 2000 until June 2006, when he announced a two-year plan for his transition out of a day-to-day role, after which he will continue to serve as Chairman and an advisor on key development projects. Mr. Gates served as our Chief Executive Officer from 1981 until January 2000, when he resigned as Chief Executive Officer and assumed the position of Chief Software Architect. Mr. Gates is also a director of Berkshire Hathaway Inc.

Steven A. Ballmer, 51, has been a director since 2000. Mr. Ballmer has headed several Microsoft divisions during the past 27 years, including operations, operating systems development, and sales and support. In July 1998, he was promoted to President, a role that gave him day-to-day responsibility for running Microsoft. He was named Microsoft’s Chief Executive Officer in January 2000, assuming full management responsibility.

James I. Cash Jr., Ph.D., 59, has been a director since 2001. Dr. Cash is formerly The James E. Robison Professor of Business Administration at Harvard Business School, where he also served as Senior Associate Dean and Chairman of HBS Publishing. Dr. Cash is also a member of the board of directors of The Chubb Corporation, General Electric Company, Phase Forward Incorporated, and Wal-Mart Stores, Inc.

Dina Dublon, 54, has been a director since 2005. From December 1998 until her retirement in September 2004, Ms. Dublon served as Executive Vice President and Chief Financial Officer of JPMorgan Chase. Ms. Dublon joined Chemical Bank’s capital markets group as a trainee on the trading floor in 1981. Prior to joining Chemical Bank, Ms. Dublon worked for the Harvard Business School and Bank Hapoalim in Israel. Ms. Dublon is also a member of the board of directors of Accenture Ltd. and PepsiCo, Inc.

Raymond V. Gilmartin, 66, has been a director since 2001. Mr. Gilmartin served as the Chairman of the Board, President, and Chief Executive Officer of Merck & Co., Inc. from 1994 to May 2005, when he relinquished those titles as part of the succession planning process leading up to his planned retirement in April 2006. In the interim, he served as Special Advisor to the Executive Committee of the Merck board of directors. Prior to joining Merck, Mr. Gilmartin was Chairman, President, and Chief Executive Officer of Becton Dickinson and Company. He joined that company in 1976 as Vice President, Corporate Planning, taking on positions of increasing responsibility over the next 18 years. In July 2006, Mr. Gilmartin joined the faculty of Harvard Business School as Professor of Management Practice teaching in the MBA program. Mr. Gilmartin also serves on the board of directors of General Mills, Inc.

Reed Hastings, 46, has been a director since March 2007. Mr. Hastings co-founded Netflix, Inc., in 1997 and has served as Chairman of the Board from its inception. Mr. Hastings was named Chief Executive Officer of Netflix, Inc., in September 1998. Prior to Netflix, from 1991 to 1997 Mr. Hastings was founder, Chief Executive Officer, and Chairman of Pure Software.

David F. Marquardt, 58, has served as a director since 1981. Mr. Marquardt is a founding general partner of August Capital, a venture capital firm formed in 1995, and has been a general partner of various Technology Venture Investors entities, which are private venture capital limited partnerships, since August 1980. He is a director of Seagate Technology, Inc., and various privately-held companies.

2 / MSFT	2007 PROXY STATEMENT

Charles H. Noski, 55, has served as a director since 2003. From December 2003 to March 2005, Mr. Noski served as Corporate Vice President and Chief Financial Officer of Northrop Grumman Corporation and served as a director from November 2002 to May 2005. Mr. Noski joined AT&T in 1999 as Senior Executive Vice President and Chief Financial Officer and was named Vice Chairman of AT&T’s board of directors in 2002. Mr. Noski retired from AT&T upon the completion of its restructuring in November 2002. Prior to joining AT&T, Mr. Noski was President, Chief Operating Officer, and a member of the board of directors of Hughes Electronics Corporation, a publicly traded subsidiary of General Motors Corporation in the satellite and wireless communications business. He is a member of the American Institute of Certified Public Accountants, Financial Executives International, and the Standing Advisory Group of the Public Company Accounting Oversight Board, and is a past member of the Financial Accounting Standards Advisory Council. Mr. Noski is also a director of Air Products and Chemicals, Inc., and Morgan Stanley.

Dr. Helmut Panke, 61, has served as a director since 2003. Dr. Panke served as Chairman of the Board of Management of BMW Bayerische Motoren Werke AG from May 2002 through August 2006. From 1999 to 2002, he served as Member of the Board of Management for Finance. From 1996 to 1999, Dr. Panke was Member of the Board of Management for Human Resources and Information Technology. In his role as Chairman and Chief Executive Officer of BMW (US) Holding Corp. from 1993 to 1996, he was responsible for the company’s North American activities. He joined BMW in 1982. Dr. Panke is also a director of UBS AG and is a member of the supervisory board of Bayer AG.

Jon A. Shirley, 69, served as President and Chief Operating Officer of Microsoft from 1983 to 1990. He has been a director since 1983. Prior to joining Microsoft, Mr. Shirley was with Tandy Corporation in a variety of positions.

NOMINATION OF DIRECTORS

The Governance and Nominating Committee annually reviews with the Board of Directors the applicable skills and characteristics required of Board nominees, considering current Board composition and Company circumstances. In making its recommendations to the Board, the Governance and Nominating Committee considers, among other things, the qualifications of individual director candidates. The Committee retains any search firms and approves payment of their fees. The Governance and Nominating Committee works with the Board to determine the appropriate characteristics, skills, and experiences for the Board as a whole and its individual members with the objective of having a Board with diverse backgrounds and experience in business, education, and public service. Characteristics expected of all directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of our business and technology; educational and professional background; personal accomplishment; and geographic, gender, age, and ethnic diversity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director’s past attendance at meetings, participation in and contributions to the activities of the Board, and the results of the most recent Board self-evaluation. Shareholders have previously elected each of the directors submitted at the 2007 annual meeting, except Mr. Hastings. A director search firm recommended Mr. Hastings for membership on the Board, which appointed him in March 2007.

The Governance and Nominating Committee will consider shareholder recommendations for candidates for the Board. The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve, if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the attention of our General Counsel. If you wish to formally nominate a candidate you must follow the procedures described in Section 1.12 of our Bylaws.

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DIRECTOR INDEPENDENCE

Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are available on our Web site at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx. The guidelines include, and either meet or exceed, the independence requirements of the NASDAQ listing standards. The guidelines identify categories of relationships that the Board has determined would not affect a director’s independence, and therefore are not considered by the Board in determining director independence.

Under the director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, annually each director completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Governance and Nominating Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines.

Based on the review and recommendation by the Governance and Nominating Committee, the Board of Directors analyzed the independence of each director and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines, director independence guidelines, and applicable NASDAQ Stock Market (“NASDAQ”) listing standards, including that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment: Messrs. Cash, Gilmartin, Hastings, Marquardt, Noski, Panke, and Shirley, and Mmes. Dublon and Korologos. The Board considered that certain board members have in the past and may in the future invest in investment funds of which Mr. Marquardt is a general partner or that are managed directly or indirectly by the firm of which Mr. Marquardt is a partner.

CORPORATE GOVERNANCE AT MICROSOFT CORPORATION

Microsoft’s Board of Directors is committed to maintaining strong corporate governance principles and practices. The Board periodically reviews evolving legal, regulatory, and best practice developments to determine those that will best serve the interests of our shareholders. In support of this commitment, in the past 12 months we have adopted policies designed to strengthen our corporate governance framework including:

•

Amended our Bylaws to incorporate a majority vote standard for director elections as described above on page 1 “Adoption of Majority Vote Standard for Director Elections.” In an uncontested election, directors will be elected by the vote of the majority of the votes cast. In a contested election, directors will be elected by the vote of a plurality of the votes cast. A contested election is one in which the number of nominees exceeds the number of directors to be elected.

•

Implemented a Policy for Compensation Consultant Independence, which provides that the Compensation Committee will use a consultant who is independent and devoid of other significant business relationships with management and Microsoft.

•

Adopted formal stock ownership and holding requirements for Company executives whereby each executive officer is required to maintain a minimum equity stake in Microsoft to promote a long-term perspective in managing the enterprise, and to align shareholder and executive interests.

•

Revised our Corporate Governance Guidelines to further strengthen our Board’s annual evaluation process by adding individual director assessments in addition to the existing practice of performing Board and Committee assessments.

CORPORATE GOVERNANCE RESOURCES

If you would like additional information about Microsoft’s corporate governance practices, you may view the following documents at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx or request them in print by sending a written request to the Corporate Secretary at Microsoft Corporation, One Microsoft Way, Redmond, WA 98052-6399:

•	Corporate Governance Guidelines
•	Antitrust Compliance Committee Charter and Responsibilities Checklist

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•	Audit Committee Charter and Responsibilities Calendar
•	Compensation Committee Charter
•	Finance Committee Charter
•	Governance and Nominating Committee Charter
•	Amended and Restated Articles of Incorporation
•	Bylaws of Microsoft Corporation
•	Director Independence Guidelines
•	Microsoft Finance Code of Professional Conduct
•	Microsoft Standards of Business Conduct
•	Stock Ownership and Holding Requirements for Microsoft Executives

CORPORATE GOVERNANCE GUIDELINES AND COMMITTEE CHARTERS

The Corporate Governance Guidelines and the charters of the five committees of the Board of Directors describe our corporate governance practices. The Corporate Governance Guidelines and charters are intended to ensure that our Board has the necessary authority and practices in place to review and evaluate our business operations and to make decisions that are independent of management. The Corporate Governance Guidelines also are intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines establish the practices the Board follows with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, succession planning, board committees, and director compensation. The Board annually conducts a self-evaluation to assess compliance with the Corporate Governance Guidelines and identify opportunities to improve Board performance.

The Corporate Governance Guidelines and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices. The Corporate Governance Guidelines comply with requirements contained in the NASDAQ listing standards and otherwise enhance our corporate governance policies.

MEETINGS AND MEETING ATTENDANCE

Our Board of Directors holds regularly scheduled quarterly meetings. Typically, committee meetings occur the day prior to the Board meeting. One quarter each year, the Committee and Board meetings occur on a single day so that the evening and following day can be devoted to presentations and discussions with senior management about Microsoft’s long-term strategy as part of the Board’s annual retreat. In addition to the quarterly meetings, typically there are two other regularly scheduled meetings and several special meetings each year. At each quarterly Board meeting, time is set aside for the independent directors to meet without management present. Our Board met 12 times during fiscal year 2007.

All incumbent directors attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year. Directors are encouraged to attend the Annual Meeting of Shareholders. Four directors attended the 2006 Annual Meeting.

LEAD INDEPENDENT DIRECTOR

The Chair of our Governance and Nominating Committee serves as the lead independent director. The lead independent director is responsible for coordinating the activities of the independent directors, coordinating with the Chief Executive Officer to set the agenda for Board meetings, chairing meetings of the independent directors, and leading the Board’s review of the Chief Executive Officer. See “Shareholder Communication with Directors” below on page 10 for information on how to communicate with the lead independent director.

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BOARD COMMITTEES

Our Board has five committees: an Audit Committee, a Compensation Committee, a Finance Committee, a Governance and Nominating Committee, and an Antitrust Compliance Committee. Each committee has a written charter. The table below provides current membership and fiscal year 2007 meeting information for each of the Board committees. Committee memberships changed during the fiscal year. In November 2006, Dina Dublon became the Chair of the Compensation Committee and Dr. Panke became a member of the Antitrust Compliance Committee. When Mr. Hastings joined the Board in March 2007, he became a member of the Finance Committee.

Name	Audit	Compensation	Finance	Governance & Nominating	Antitrust Compliance
Mr. Gates
Mr. Ballmer
Dr. Cash	X	X			X*
Ms. Dublon	X	X*	X
Mr. Gilmartin				X*	X
Mr. Hastings			X
Mrs. Korologos(1)
Mr. Marquardt			X	X
Mr. Noski	X*		X
Dr. Panke		X			X
Mr. Shirley			X*

Total meetings in fiscal year 2007	11	7	4	5	3

*	Committee Chairperson
(1)	Ann McLaughlin Korologos retired from the Board effective November 14, 2006.

Below is a description of each committee of our Board of Directors. Each committee has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes overseeing the work of our internal accounting and internal control over financial reporting and internal auditing processes and discussing with management our processes to manage business and financial risk, and for compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the independent auditor engaged to prepare or issue audit reports on our financial statements and internal control over financial reporting. The Audit Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. The Audit Committee Responsibilities Calendar accompanying the Audit Committee Charter describes the Committee’s specific responsibilities. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. In addition, the Board has determined that James I. Cash, Jr., Dina Dublon, and Charles H. Noski are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee.    The primary responsibilities of the Compensation Committee are: (a) assist the Board in establishing the annual goals and objectives of the chief executive officer; (b) recommend to the independent members of the Board the compensation of the chief executive officer; (c) oversee the performance evaluation of the Company’s other executive officers and approve their compensation; (d) oversee and advise the Board on the adoption of policies that govern our compensation programs and other compensation-related polices; (e) oversee administration of our equity-based compensation and other benefit plans; and (f) approve and authorize grants of equity compensation awards under our stock plan. The Compensation Committee annually reviews the compensation paid to non-employee directors, and makes recommendations to the Board for any adjustments.

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The Committee may delegate the authority to make equity compensation grants to eligible individuals who are not executive officers. The delegation to make equity compensation grants applies principally to awards to new employees, promotions and administrative corrections. The delegation does not cover grants made to executive officers.

Our Senior Vice President, Human Resources and General Manager of Compensation, Benefits, and Performance Management support the Committee in its work. In November 2005, the Committee retained Michael J. Halloran, Worldwide Partner, Mercer Human Resources to advise the Committee on marketplace trends in executive compensation, management proposals for compensation programs, and determination of named executive officer compensation. He also consulted with the Committee about its recommendations to the Board on director compensation. Mr. Halloran is directly accountable to the Committee. To maintain the independence of his advice, he does not provide any other services for Microsoft. Mercer Human Resources Consulting does advise the Company on other matters. In June 2007, the Committee adopted a policy about compensation consultant independence that is included as section 16 of our Corporate Governance Guidelines. This policy requires that the Committee’s compensation consultant be independent as assessed by the Committee annually. A consultant satisfying the following requirements will be considered independent.

The consultant and their firm or other organization employing the consultant:

•	is retained and terminated by the Committee, and reports solely to the Committee,
•	is independent of the Company,
•	will not perform any work for Company management except at the request of the Committee chair and in the capacity of the Compensation Committee’s agent, and
•	should not provide any unrelated services or products to the Company, its affiliates or management, except for surveys purchased from the consultant’s firm or organization employing the consultant.

The Committee must approve any other services performed by the consultant. The Compensation Committee annually will perform an assessment of its consultant’s independence. In performing the assessment, the Committee will consider the nature and amount of work performed for the Committee during the year, the nature of any unrelated services performed for the Company, and the amount of fees paid for those services in relation to the firm’s total revenues. The consultant annually will prepare for the Committee an independence letter providing appropriate assurances and confirmation of the consultant’s independent status pursuant to the policy. The Committee believes that Mr. Halloran’s advice has been fully independent during his service for the Committee. However, because Mercer Human Resources Consulting and its affiliated companies perform services for Microsoft, the Committee is in the process of selecting a new consultant.

The Compensation Committee Charter describes the specific responsibilities and functions of the Compensation Committee. See “Determining Executive Compensation” and “Discussion of Elements of Compensation” below on pages 12 and 15, respectively for more information about the Committee’s work.

Finance Committee.    The Finance Committee is responsible for overseeing and making recommendations to the Board about our financial affairs and policies including: (a) policies relating to our cash flow, cash management, and working capital, shareholder dividends and distributions, and share repurchases and investments; (b) financial strategies; (c) policies for managing financial risk; (d) tax planning and compliance; and (e) proposed mergers, acquisitions, divestitures, and strategic investments. The Finance Committee’s role includes designating officers and employees who can execute documents and act on our behalf in the ordinary course of business under previously approved banking, borrowing, and other financing agreements. The Finance Committee Charter describes the specific responsibilities and functions of the Finance Committee.

Governance and Nominating Committee.    The principal responsibilities of the Governance and Nominating Committee are to: (a) determine the slate of director nominees for election to our Board of Directors; (b) identify and recommend candidates to fill vacancies occurring between annual shareholder meetings; (c) review the composition of Board committees; (d) monitor compliance with, review, and recommend changes to the Corporate Governance Guidelines; and (e) review our policies and programs that relate to matters of corporate responsibility, including public issues of significance to us and our stakeholders. In addition, the Chair of the Governance and Nominating Committee acts as the lead independent director and is responsible for leading the Board of Directors’ annual performance review of our Chief Executive Officer. The Governance and Nominating Committee regularly reviews the Charters of Board committees and, after consultation with the respective committee chairs, makes recommendations, if neces-

7 / MSFT	2007 PROXY STATEMENT

sary, about changes to the Charters. The Governance and Nominating Committee Charter describes the specific responsibilities and functions of the Governance and Nominating Committee.

Antitrust Compliance Committee.    The Antitrust Compliance Committee oversees the performance of the Compliance Officer, who is charged under the Final Judgment entered by the District Court for the District of Columbia in State of New York et al. v. Microsoft Corp., No. 98-1232 (the “Final Judgment”) with developing and supervising Microsoft’s internal programs and processes to ensure compliance with antitrust laws and the Final Judgment. The Compliance Officer reports directly to the Antitrust Compliance Committee and our Chief Executive Officer, and may be removed by our Chief Executive Officer only with the concurrence of the Committee. The Antitrust Compliance Committee Responsibilities Checklist attached to the Antitrust Compliance Committee Charter describes the Committee’s specific responsibilities in carrying out its oversight role. The Compliance Officer is required to maintain a record of complaints received and actions taken and to report credible evidence of violations of the Final Judgment to the Final Judgment plaintiffs. The Antitrust Compliance Committee receives regular reports from the Compliance Officer about existing and planned internal compliance programs and processes, complaints received and our response to them, and violations reported to the Final Judgment plaintiffs. In addition, the Antitrust Compliance Committee receives reports from the General Counsel and from other members of management about compliance with the Final Judgment and about other issues that may arise concerning our compliance with antitrust and competition laws. The Antitrust Compliance Committee can authorize further inquiries into matters reported to it for the purpose of ensuring the adequacy of our processes and programs for fulfilling its obligations under the Final Judgment and antitrust laws. The Antitrust Compliance Committee provides guidance to the Compliance Officer and to management and reports regularly to the Board of Directors.

DIRECTOR COMPENSATION

Messrs. Gates and Ballmer receive no compensation for serving as directors, except that they, like all directors, are eligible to be reimbursed for any expenses incurred in attending Board and committee meetings. During fiscal year 2007, each director, other than Messrs. Gates and Ballmer, received compensation for serving on our Board of Directors and committees of the Board as follows:

•	a total annual retainer of $200,000 per year with $120,000 of the retainer provided in the form of a stock award under the Amended and Restated 1999 Stock Plan for Non-Employee Directors,
•	an annual retainer of $10,000 for chairs of Board committees,
•	an annual retainer of $10,000 for members of the Audit Committee, and
•	reimbursement of reasonable expenses incurred in connection with Board-related activities.

Payment of the annual retainer is contingent on service on the date the annual retainer is payable, which was in January 2007.

Non-employee members of our Board may elect to defer receipt of all or part of their annual equity retainer, and to defer and convert to equity all or part of their annual cash retainer, under our Deferred Compensation Plan for Non-Employee Directors. Under this Plan amounts deferred by non-employee directors are maintained in bookkeeping accounts that are deemed invested in Microsoft common stock, and dividends paid on our common stock are deemed to be invested in our common stock. Accounts in the Plan are distributed in the form of our common stock, with payments either in installments commencing upon separation from Board service or in a lump amount paid no later than the fifth anniversary after separation from Board service.

To align the interests of our directors and shareholders, our Board believes that directors should have a significant financial stake in Microsoft. As provided in section 24 of our Corporate Governance Guidelines, each director should own Microsoft shares equal in value to a minimum of three times the base annual retainer payable to a director. Directors should achieve this ownership level by the later of February 28, 2011 or five years after the director has become a board member. Each director currently meets this ownership guideline. Stock deferred under the Deferred Compensation Plan for Non-Employee Directors counts towards the minimum ownership requirement.

8 / MSFT	2007 PROXY STATEMENT

All of the directors were awarded their annual compensation on January 31, 2007, except for Reed Hastings who joined the Board effective March 26, 2007.

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(2)	Total ($)
William H. Gates, III(1)	0	0	0
James I. Cash, Jr.	100,000	120,000	220,000	(3)
Dina Dublon	100,000	120,000	220,000	(4)
Raymond V. Gilmartin	90,000	120,000	210,000
Reed Hastings	60,000	90,000	150,000	(5)
David F. Marquardt	80,000	120,000	200,000
Charles H. Noski	100,000	120,000	220,000	(6)
Helmut Panke	80,000	120,000	200,000
Jon A. Shirley	90,000	120,000	210,000

(1)	Mr. Gates is an employee director, but is included in this table because he is not a named executive officer. Mr. Ballmer, also an employee director, is excluded because we describe his compensation under “Named Executive Officer Compensation” beginning below on page 12.
(2)	Any director who does not defer receipt of the equity portion of his or her retainer under the Deferred Compensation Plan for Non-Employee Directors is credited with a whole number of shares and does not receive any fractional share that may be required to reflect the exact $120,000 in value. In that event the cash portion of such director’s retainer is increased by the value of that fractional share that is not credited. Because any such adjustment is insignificant, for clarity we do not reflect it in the table above.
(3)	Dr. Cash elected to defer the stock award component of his compensation. The stock award value converted into 3,888 shares of our common stock. This number was calculated by dividing $120,000 by $30.86, which was the closing market price of our common stock on January 31, 2007. Delivery of the shares will occur in equal installments on the first, second, third, fourth and fifth anniversary of separation from Board service.
(4)	Ms. Dublon elected to defer the stock award component of her compensation. The stock award value converted into 3,888 shares of our common stock. This number was calculated by dividing $120,000 by $30.86, which was the closing market price of our common stock on January 31, 2007. Delivery of the shares will occur thirty days after the date of separation from Board service.
(5)	Mr. Hastings was awarded his annual compensation on April 30, 2007, pro-rated to 75%. He elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into 5,010 shares of our common stock. This number was calculated by dividing $150,000 by $29.94, which was the closing market price of our stock on April 30, 2007. Delivery of the shares will occur thirty days after the date of separation from Board service.
(6)	Mr. Noski elected to defer both the cash and stock award components of his compensation. The combined cash and stock award value converted into 7,128 shares of our common stock. This number was calculated by dividing $220,000 by $30.86, which was the closing market price of our stock on January 31, 2007. Delivery of the shares will occur thirty days after the date of separation from Board service.

In addition, to assist directors in developing an in-depth understanding of our business, products, and services, and to facilitate the efficient operation of the Board through the use of computing devices that feature Microsoft software, if requested directors are provided with a personal computer, printer, and associated peripherals for their use while they serve on the Board. Each year, directors also may receive an additional personal computing device and a game or media player device, each with associated peripherals, and Microsoft software and subscription services with an aggregate value of less than $10,000.

9 / MSFT	2007 PROXY STATEMENT

Shareholder Communication with Directors

Shareholders may contact an individual director, the lead independent director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by the following means:

Mail:	Attn: Board of Directors
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

Email:	AskBoard@microsoft.com

Each communication should specify the applicable addressee or addressees to be contacted as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments in Microsoft. We generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests Microsoft general information.

Concerns about accounting or auditing matters or possible violations of our Standards of Business Conduct should be reported pursuant to the procedures outlined in the Microsoft Standards of Business Conduct, which are available on our Web site at www.microsoft.com/mscorp/legal/buscond.

10 / MSFT	2007 PROXY STATEMENT

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS, DIRECTORS, AND MANAGEMENT

The following table sets forth, as of September 7, 2007, information about the beneficial ownership of our common stock by all directors, our Chief Executive Officer, the Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”), and our directors and all executive officers as a group.

Name	Amount and Nature of Beneficial Ownership of Common Shares as of 9/7/2007(1)		Percent of Class
William H. Gates III	877,499,336	(2)(3)	9.33%
Steven A. Ballmer	408,252,990		4.34%
James I. Cash Jr.	76,932	(4)	*
Dina Dublon	9,869	(5)	*
Raymond V. Gilmartin	78,820	(6)	*
Reed Hastings	105,026	(7)	*
David F. Marquardt	1,851,993	(8)	*
Charles H. Noski	24,562	(9)	*
Helmut Panke	13,066		*
Jon A. Shirley	2,110,350	(10)	*
Christopher P. Liddell	97,809		*
Kevin R. Johnson	1,428,347	(11)	*
Jeffrey S. Raikes	15,363,929	(12)	*
B. Kevin Turner	279,072		*
Executive Officers and Directors as a group (17 persons)	1,313,695,452	(13)	13.95%

*	Less than 1%
(1)	Beneficial ownership represents sole voting and investment power. To our knowledge, Mr. Gates was the only shareholder who beneficially owned more than 5% of the outstanding common shares as of September 7, 2007.
(2)	The business address for Mr. Gates is: Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399.
(3)	Excludes 425,066 shares held by Mr. Gates’ wife, as to which he disclaims beneficial ownership.
(4)	Includes 66,666 options to purchase Company stock exercisable within 60 days of September 7, 2007 (“Vested Options”).
(5)	Includes 8,269 shares representing deferred equity.
(6)	Includes 66,666 Vested Options, and excludes 1,200 shares held by Mr. Gilmartin’s wife, as to which he disclaims beneficial ownership.
(7)	Includes 5,026 shares representing deferred equity.
(8)	Includes 144,443 Vested Options and an aggregate of 1,200 shares held in trusts for three of Mr. Marquardt’s minor children.
(9)	Includes 15,160 shares of deferred equity and an aggregate of 1,400 shares held in trusts for two of Mr. Noski’s minor children.
(10)	Includes 99,999 Vested Options.
(11)	Includes 1,133,334 Vested Options.
(12)	Includes 10,333,332 Vested Options.
(13)	Includes 17,622,218 Vested Options and 28,455 shares representing deferred equity.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Microsoft’s Compensation Philosophy

We designed the compensation program for our named executive officers to attract, motivate, and retain key executives who drive Microsoft’s success and industry leadership. We achieve these objectives through a compensation package that:

•	provides competitive total compensation consisting primarily of cash and stock,
•	provides a significant portion of total compensation linked to achieving performance goals that we believe will create shareholder value in the near and long term,
•	differentiates rewards based on the contributions of the officer’s organization to company performance, and
•	encourages our named executive officers to act as owners with an equity stake in Microsoft.

Determining Executive Compensation

Determining the chief executive officer’s compensation.    The independent members of the Board approve the compensation of the chief executive officer.

The Compensation Committee makes a recommendation to the independent directors for the chief executive officer’s base salary and bonus. The Compensation Committee meets in executive session to formulate its recommendation for the chief executive officer’s base pay and bonus. These recommendations are based on:

•	Mr. Ballmer’s historical earnings and his status as a significant shareholder in the company,
•	the earnings of other named executive officers, and
•	an evaluation of Mr. Ballmer’s performance for the fiscal year conducted by the Governance and Nominating Committee.

The evaluation is based on the chief executive officer’s success in achieving his performance commitments, which include financial, strategic and company culture/leadership goals. The chief executive officer provides the Board with a self-evaluation of his performance. Members of the Board conduct in-depth interviews with the chief executive officer’s direct reports and other executives. As part of the company’s annual review processes, all employees have the opportunity to provide ratings-based and written feedback on the performance of their direct and next level managers. This information from the chief executive officer’s direct reports and the next layer of management is assembled and given to the Governance and Nominating Committee for consideration as part of its evaluation.

The Board approves Mr. Ballmer’s salary and target bonus range for the current fiscal year and his bonus for the previous fiscal year in the first quarter of the fiscal year.

Because Mr. Ballmer is a significant shareholder in the Company, he does not participate in any of the equity-based compensation programs described below in this Compensation Discussion and Analysis.

Determining compensation for named executive officers (other than the chief executive officer).    The Compensation Committee approves the annual compensation (including salary, bonus, and stock-based compensation) for our named executive officers (excluding Mr. Ballmer), based on:

•	the executive’s scope of responsibilities,
•	a market competitive assessment of similar roles at peer group companies,
•	internal comparisons to the compensation of other executives,
•

evaluations of performance for the fiscal year, as submitted by the chief executive officer, and supported by performance evaluation documents, which include a self-assessment provided by the executive and feedback from the executive’s peers, direct reports and other employees within the executive’s division,

•	the chief executive officer’s recommendations for each named executive officer’s base pay, and bonus amounts, and
•	advice from the compensation consultant to the Committee.

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The Committee approves the salary, bonus range, and equity incentives for the current fiscal year for the named executive officers and their bonuses and equity awards for the preceding fiscal year in the first quarter of the fiscal year after the relevant performance information is available.

The named executive officers, excluding Mr. Ballmer, participate in our Shared Performance Stock Award (“SPSA”) program, which we describe below in this Compensation Discussion and Analysis. Shares are earned under the SPSA based on performance against pre-defined performance criteria.

The Committee also reviews “tally sheets” that detail each named executive officer’s historical earnings, value of unvested equity, holdings of Microsoft stock, benefits and perquisites, and (if any) potential severance payments.

As discussed above, the Committee retained Michael J. Halloran of Mercer Human Resources Consulting to advise the Committee on the Company’s compensation programs. Mr. Halloran consulted with and assisted the Committee in evaluating management’s recommendations for executive pay. He was present at the Committee’s regular meetings and met with the Committee in executive session, where no members of management were present. He also consulted from time to time with the Committee chair outside of its meetings.

Compensation Benchmarking

We compete for senior executive talent with top technology and other leading companies. Prior to our annual performance review process, we review the market competitiveness of our executive officer compensation programs. If the review shows that our executive compensation programs are not competitive, management may recommend changes to the Compensation Committee. The independent consultant of the Compensation Committee reviews the recommendations for design changes and the basis for the recommendations with the Committee.

Our philosophy is to target total compensation (base salary, bonus, and stock) above the median of our competitive peer group for similar positions. A named executive officer’s experience, performance, specific skill set, or the unique nature of the scope of responsibilities, significantly influences that individual’s total pay. We deliver a significant proportion of total compensation through grants of performance-based restricted stock units. We have selected an above-median position to help ensure our ability to attract and retain the talent required to achieve our business strategies in the competitive environment of the high-tech industry.

When assessing the market competitiveness of our compensation programs, we review third-party surveys and publicly available data relating to a specific group of companies. For our executive compensation comparisons, we consider two peer groups.

Technology peer group:    These are companies operating in our industry that are focused on producing software or hardware or providing online services, and employ work forces with skill sets and professional backgrounds similar to those of Microsoft’s work force.

Dow 30 peer group:    These are generally large, diversified companies with significant international operations. As an industry and worldwide business leader, the market in which we compete for executive talent extends beyond our immediate industry to top companies across a variety of other industries.

Technology Peer Group		Dow 30 Peer Group*
Accenture Adobe Systems Apple Cisco Systems Dell Computer EDS Google Hewlett Packard	IBM Intel Oracle SAP Sun Microsystems Symantec Time Warner	3M Alcoa Altria Group American Express American International Group AT&T Boeing Caterpillar	Citigroup Coca-Cola DuPont ExxonMobil General Electric General Motors Home Depot Honeywell JPMorgan Chase	Johnson and Johnson McDonald’s Merck Pfizer Procter & Gamble United Technologies Verizon Wal-Mart Walt Disney

*	Hewlett Packard, IBM, and Intel are members of the Dow 30, but are excluded because they are members of our Technology Peer Group. Microsoft is also a Dow 30 member but is excluded for purposes of benchmarking compensation.

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Components of Compensation

The components of compensation for named executive officers include salary, bonus, stock-based compensation, certain perquisites, and benefit programs. The total cash compensation for our named executive officers is below the competitive market median for total cash compensation of our key competitors. The large majority of target compensation for our named executive officers (excluding Mr. Ballmer) consists of SPSAs, which are performance-based restricted stock units. Stock-based compensation is a key element of our compensation program because (a) it aligns the interests of our executives with those of our shareholders, and (b) the multi-year vesting schedule provides returns over a period aligned with our multi-year development and deployment cycles. To achieve overall competitive compensation, stock-based compensation of our named executive officers is above the competitive market median.

Compensation of the Chief Executive Officer

Mr. Ballmer has for many years been a significant shareholder of Microsoft. Because his interests are already closely aligned with shareholders’ interests, the Compensation Committee and Mr. Ballmer agree that he should not receive equity compensation. His salary and total compensation are below competitive levels for the information technology industry and large market capitalization U.S. companies. The average chief executive officer salary and bonus for the peer group companies we use were $1.4 million in salary and $5.5 million in annual cash bonus and cash incentives. The average chief executive officer total compensation for the peer group companies we use was $13.9 million. Mr. Ballmer is eligible for an annual bonus of up to 120% of his salary based on a review of his performance against objectives for the year. As a leader of Microsoft, he focuses on building long-term success, and as a significant shareholder, his personal wealth is tied directly to sustained increases in our value. The Committee has indicated it believes that Mr. Ballmer is underpaid for his role and performance; however, the Committee has accepted his recommendation to continue with Microsoft’s historical practice for his total compensation opportunity.

There is no Company-sponsored retirement program for Mr. Ballmer other than our 401(k) program, and he receives no benefits or perquisites from us other than the general Company benefits described below. Mr. Ballmer does not have a change of control arrangement.

For fiscal year 2007, our Chairman, Mr. Gates, was not a named executive officer. He does not receive equity compensation and, as a result, his total compensation was substantially less than our three most highly compensated executive officers.

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Compensation Mix for Named Executive Officers

The diagram below illustrates the percentage of fiscal year 2007 target salary, cash bonus, and equity compensation by component for our named executive officers.

Discussion of Elements of Compensation

Salary.    Salaries for named executive officers are determined based on a variety of factors, including the executive’s scope of responsibilities, a market competitive assessment of similar roles at peer group companies, and a comparison of salaries to peers in Microsoft. Salaries are reviewed for our named executive officers once each year, and may be adjusted after considering the above factors and the named executive officer’s performance.

Annual Cash Bonus.    In fiscal year 2007, named executive officers (including Mr. Ballmer) had the opportunity to earn a cash bonus up to a maximum of 120% of their salary earned during the fiscal year. Bonuses are provided to reward achieving business results against individual annual performance commitments and to deliver cash as part of an overall compensation package that is competitive in the marketplace.

The Compensation Committee determines bonuses in its discretion based on performance across a combination of qualitative and quantitative objectives during the performance period. Working with our chief executive officer, each named executive officer establishes these objectives annually as performance commitments. The chief executive officer establishes his commitments in consultation with the Board. The commitments used to determine bonuses vary for each executive based on his responsibilities and may include financial or strategic measures, including:

•	revenue,
•	profitability,
•	innovation,
•	product development and implementation,
•	quality,
•	customer satisfaction,
•	customer acceptance,

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•	developer community satisfaction,
•	organizational and leadership,
•	strategic planning and development,
•	operations excellence, and
•	efficiency and productivity.

For named executive officers other than the chief executive officer, the chief executive officer recommends individual bonus payments based on the executive’s performance against his commitments for the year, the summary of ratings-based and written feedback from direct reports and next level managers, and input from the Senior Vice President, Human Resources. The Compensation Committee considers the recommendations and makes a final decision on the bonus payments.

For Mr. Ballmer, the Compensation Committee recommends a bonus payment to the independent members of the Board. In making this recommendation, the Compensation Committee considers the performance evaluation of Mr. Ballmer conducted by the Governance and Nominating Committee. The Board considers the Committee’s recommendation and Mr. Ballmer’s performance evaluation in determining the bonus for Mr. Ballmer.

Stock-Based Compensation

Shared Performance Stock Awards.    Named executive officers other than Mr. Ballmer receive grants under our SPSA program, a stock-based incentive program linked to Company performance. The SPSA program is designed to focus our top leaders on shared business goals that guide our annual and long-term growth and address specific business challenges by rewarding participants with shares of our common stock depending on our performance. Prior to fiscal year 2007, the number of shares earned under SPSA grants was determined by reference to our performance over a multi-year period. For fiscal year 2007, the number of shares earned was based on our performance during the fiscal year. We began using a one-year performance period in fiscal year 2007 to provide greater flexibility to adjust performance measures year to year in response to changing market and business dynamics and ensure we are rewarding our executives for achieving our key priorities. While we expect that there will be some consistency from year to year in the types of performance measures we use for the SPSA program performance metrics will shift based on the business priorities of the Company and market dynamics.

SPSA grants represent the single largest component of overall compensation for named executive officers receiving SPSAs. We believe the SPSA program is an effective element of our compensation program because: (i) the number of shares received depends on performance against key business metrics, (ii) retention of executives is enhanced by having a large percentage of total compensation derived from SPSA awards and by using a multi-year vesting schedule for any shares that are earned, and (iii) the program aligns management’s interests with our shareholders’ long-term interests through performance metrics that we believe will contribute to long-term shareholder value and award value that changes with share price.

At the beginning of the performance period, each named executive officer (other than Mr. Ballmer) receives SPSA grants with a target number of shares. The Compensation Committee determines the size of the target award for each named executive officer based on the Chief Executive Officer’s recommendations and the Committee’s assessment of the executive’s scope of responsibilities and compensation relative to other executives at Microsoft and comparable positions at other companies. The target SPSA is used to calculate the number of actual shares that a participant receives after the end of the performance period. The number of shares awarded to an executive is determined (as a percentage of his target number of SPSAs) by measuring our performance during the fiscal year on the performance metrics that constitute the Shared Performance Index (the “SPI”). The metrics have different weights. For each named executive officer who leads a division or business, 75% of the weight is based on company-wide metrics and 25% is based on the performance of the division or business he leads. For Mr. Liddell, 75% of the weight is based on company-wide metrics and 25% is based on an average of the division performance metrics.

Prior to vesting, executives do not have the right to vote or receive dividends on shares underlying an SPSA. SPSA grants are subject to forfeiture if the executive’s employment terminates before the end of the performance period for any reason other than disability or death. Once earned, shares vest over a multi-year vesting period. Unvested shares are forfeited if the executive’s employment terminates before a vesting date for any reason other than disability, death, or retirement.

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Fiscal Year 2007 SPSAs.    At the beginning of fiscal year 2007, each named executive officer other than Mr. Ballmer received SPSA grants with a target number of shares. The actual number of shares earned under the grants is calculated by multiplying the target number of shares by a percentage from 0% to 150%. The percentage used for this calculation is the weighted average of our performance on performance metrics, expressed in each case as a percentage of targeted performance between 0% and 150%. The number of shares covered by an SPSA grant varies, and the performance metrics applicable to a grant carry different weights, based in part on our business priorities. For the division presidents and the chief operating officer, 25% of the award was based on metrics for the business group led by the executive. For Mr. Liddell, 25% of the award was based on an average of the three divisions and the Sales and Marketing Services Group (“SMSG”).

Below are brief descriptions of the performance metric categories used for our fiscal year 2007 SPSAs:

•

customer satisfaction, which measures overall customer satisfaction with our company using responses to survey questions about our customers’ and partners’ experiences with our company and its services, support, and products,

•

product acceptance, which encompasses several metrics that measure (i) the percentage of developers that are targeting our platforms and/or using our latest primary tools, (ii) the amount of activity and advertisements generated through our Web sites, (iii) sales of Windows licenses and Office units, and (iv) new Windows Server licenses,

•	Platforms and Services Division (“PSD”) share of Internet searches using MSN-Microsoft Web sites,
•	SMSG net revenue and contribution margin,
•	Entertainment and Devices Division (“EDD”) division net revenue and contribution margin, and
•	Microsoft Business Division (“MBD”) net revenue and contribution margin.

Net revenue and contribution margin are determined using our internal accounting policies and are similar to, but not the same as, net revenue and operating income, respectively, determined under generally accepted accounting principles. Contribution margin measures contribution to earnings from operations.

The table below shows the relative weight of the performance metrics in determining the number of shares each named executive officer was entitled to earn under his SPSA awards for fiscal year 2007.

Name	Customer Satisfaction	Product Acceptance	PSD Internet Searches	SMSG Net Revenue and Contribution Margin	EDD Net Revenue and Contribution Margin	MBD Net Revenue and Contribution Margin
Steven A. Ballmer	N/A	N/A	N/A	N/A	N/A	N/A
Christopher P. Liddell	30%	48.75%	2.5%	6.25%	6.25%	6.25%
Kevin R. Johnson	30%	60%	10%	–	–	–
Jeffrey S. Raikes	30%	45%	–	–	–	25%
B. Kevin Turner	30%	45%	–	25%	–	–

In general, we set targeted levels of performance for the fiscal year 2007 SPSAs with the intention of requiring meaningful improvements in performance as compared with actual fiscal year 2006 results. In some cases, even the minimum level of performance required to earn a payout represented a significant increase over fiscal year 2006 results. Overall, we believed performance required to qualify for a payout at the low end of the range was more attainable, performance required to qualify for payouts at the midrange was achievable but challenging, and performance required to qualify for payouts at the top of the range was very difficult to achieve.

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In August 2007, the Compensation Committee reviewed our performance during fiscal year 2007 and determined how many shares were earned by each named executive officer under his SPSA. The number of shares earned for each named executive officer is shown in the table below.

We were satisfied with our performance in product acceptance and SMSG and MBD financial metrics. Our performance in customer satisfaction, while steady, and Internet searches, while growing, fell short of our challenging goals, and we were not satisfied with our performance in EDD financial metrics.

Name	Actual Shares Earned	Range of Shares
		Threshold	Target	Maximum
Steven A. Ballmer	N/A	N/A	N/A	N/A
Christopher P. Liddell	46,250	0	125,000	187,500
Kevin R. Johnson	58,500	0	260,000	390,000
Jeffrey S. Raikes	133,250	0	260,000	390,000
B. Kevin Turner	133,250	0	260,000	390,000

One-fourth of the shares earned vested on August 31, 2007. We included the SFAS No. 123(R) expense of these shares in the applicable named executive officer’s compensation in the Summary Compensation Table for fiscal year 2007. The remaining three-fourths will vest in equal increments on August 31, 2008, August 31, 2009, and August 31, 2010, subject to the named executive officer’s continued employment. We will include these future vests in the applicable named executive officer’s compensation as we expense them in accordance with SFAS No. 123(R).

Stock Awards.    In limited circumstances, the Compensation Committee may grant stock awards, including time-vested restricted stock units, to a named executive officer other than Mr. Ballmer. The reasons for these grants include:

•	an incentive to join Microsoft, based on compensation that is being forfeited through the termination of previous employment,
•	to encourage retention of critical talent,
•	as a strategic investment in someone deemed critical to the Company’s leadership, and
•	to reward outstanding performance.

The chief executive officer recommends the grant of restricted stock units, if any, to a named executive officer. The Compensation Committee considers the chief executive officer’s recommendation and makes a final decision based on the factors listed above.

No stock awards were granted to named executive officers in fiscal year 2007.

Executive Benefits.    Microsoft’s named executive officers are eligible for the same level and offering of benefits made available to other employees, including our 401(k) Plan, employee stock purchase plan, health care plan, life insurance plans, and other welfare benefit programs.

In addition to the standard benefits offered to all employees, Microsoft maintains a non-qualified deferred compensation plan in which the named executive officers may participate. The plan is unfunded, and participation is voluntary. The non-qualified deferred compensation plan allows participants the opportunity to defer base salary, bonus income, and certain cash payments related to the initiation of employment. Microsoft does not contribute to the non-qualified deferred compensation plan.

Certain stock awards, including stock awards and SPSAs granted on hire or as part of the annual performance review to employees more than one year prior to termination of employment, will continue vesting when the recipient retires at the earlier of (a) age 65, or (b) age 55 with 15 years of service. All employees in the United States who meet the retirement criteria (not just executive officers) are eligible for the continuation of vesting.

Perquisites.    We do not routinely provide any significant perquisites to our named executive officers.

Relocation Assistance.    Messrs. Liddell and Turner received the assistance with relocation expenses that we customarily offer officer hires, including travel, shipping household goods, and temporary housing. As part of the ar-

18 / MSFT	2007 PROXY STATEMENT

rangements negotiated to induce Messrs. Liddell and Turner to accept employment offers and reflecting the specific circumstances of their hiring, they also received assistance with the sale of their prior homes. For more information see Note 1 to the All Other Compensation table below at page 21.

Tax/Accounting Treatment of Compensation

Under Section 162(m) of the Internal Revenue Code, we may not be able to deduct certain forms of compensation in excess of $1 million paid to certain named executive officers that we employ at year-end. Certain performance-based compensation approved by stockholders is not subject to this deduction limit. Generally, in structuring compensation for the named executive officers, we consider whether the form of compensation will be deductible, however, other factors may be of greater importance than preserving deductibility of annual incentive and long-term performance awards. SPSAs based on non-financial metrics such as customer satisfaction, product acceptance, and search share are expected to qualify as performance-based compensation under Section 162(m). In accordance with SFAS No. 123(R), we measure the fair value of SPSAs based on the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends. These awards are amortized over their applicable vesting period using the straight-line method.

Severance/Change in Control

Our named executive officers are not entitled to any payments upon termination of employment or following a change of control, except that they may continue to vest in certain stock awards and SPSAs following their retirement, as described above. If Mr. Turner leaves Microsoft of his own volition or due to termination for cause by us after completing 24 months but prior to completing 36 months of employment, $2.3 million of his signing bonus must be returned to Microsoft. He is entitled to vest in 160,000 shares of his 320,000 share on-hire stock award upon retirement at age 60 or older, and in the case of termination of employment by Microsoft for any reason other than for cause, up to 160,000 shares of his 320,000 share on-hire stock award will vest immediately.

Executive Compensation Recovery

Accountability is a fundamental value of Microsoft. We have an executive compensation recovery policy that applies to our executive officers and principal accounting officer. Under this policy, we may recover incentive income that was based on achieving quantitative performance targets if an executive officer or the principal accounting officer engaged in intentional misconduct that resulted in an increase in his or her incentive income. Incentive income includes income related to annual bonuses and SPSAs.

Stock Ownership and Holding Requirements for Company Executives

In June 2007, the Compensation Committee adopted stock ownership and holding requirements that require each executive officer to maintain a minimum equity stake in Microsoft. The requirements formalize the Committee’s belief that our executive officers should maintain a material personal financial stake in Microsoft to promote a long-term perspective in managing the enterprise, and to align shareholder and executive interests. The requirements provide for stock ownership and holding as follows:

Role	Minimum Ownership	Holding Requirement
Chief Executive Officer and Executive Chairman	10x base pay

Each executive officer must retain 50% of all net shares (post tax) that vest on or after October 1, 2007 until the minimum share ownership requirement is achieved.

If the executive officer is promoted to a position that has a higher ownership requirement, the higher standard will apply and 50% of net vested shares should be retained until such time that the ownership requirement is met.

Division Presidents and Chief Operating Officer	5x base pay
Other Executive Officers	3x base pay

19 / MSFT	2007 PROXY STATEMENT

Minimum share ownership levels will be determined annually using the base pay rate as of the end of the fiscal year, and the average daily closing share price for the fiscal year. Each year in July, compliance with the requirements will be measured and executive officers will be notified about their ownership requirement, current holdings, and whether they must hold additional shares. In general, we believe the ownership requirements are slightly higher than those of our peer group.

For the purposes of determining ownership levels, the following forms of equity interests in Microsoft count towards the stock ownership requirement:

•	shares held in a 401(k) plan,
•	shares held in trust for the economic benefit of the executive officer, spouse or dependent children of the executive officer, and
•	shares held outright, whether acquired through open market purchase, vesting of Stock Awards or SPSAs, stock option exercise, or purchased through our employee stock purchase plan.

SUMMARY COMPENSATION TABLE

The following table contains information about compensation received by the named executive officers for the fiscal year ended June 30, 2007. None of the named executive officers received stock options during fiscal year 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Steven A. Ballmer Chief Executive Officer; Director	2007	620,000	650,000	N/A	9,821	1,279,821

Christopher P. Liddell Senior Vice President; Chief Financial Officer	2007	520,833	420,000	1,726,575	2,065,854	4,733,262

Kevin Johnson President, Platforms & Services Division	2007	600,000	600,000	4,684,671	1,141,855	7,026,526

Jeffrey S. Raikes President, Microsoft Business Division	2007	600,000	600,000	4,974,405	8,162	6,182,567

B. Kevin Turner Chief Operating Officer	2007	595,000	715,000	6,870,236	270,514	8,450,750

(1)	The amounts disclosed in the Bonus column were awarded under Microsoft’s executive bonus program.
(2)	The amounts shown in the Stock Awards column represent the approximate amount we recognized for financial statement reporting purposes in fiscal year 2007 for the fair value of equity awards granted to the named executive officers in fiscal year 2007 and prior years, in accordance with SFAS No. 123(R), excluding the impact of estimated forfeitures related to service-based vesting conditions, as required by SEC rules. As a result, these amounts do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards under SFAS No. 123(R), see Note 14 of our financial statements in our Form 10-K for the year ended June 30, 2007.
(3)	See the All Other Compensation table below for a breakdown of these amounts, which include:
•	matching Company contributions under our 401(k) plan,
•	the value of cash and benefits and imputed income received under our broad-based flexible benefits program,
•	payments under our option transfer program, and
•	other perquisites including home relocation assistance.

20 / MSFT	2007 PROXY STATEMENT

ALL OTHER COMPENSATION

Name	Relocation Expense ($)(1)	Tax Gross-ups ($)(2)	401(k) Company Match ($)	Imputed Income Received under Broad-based Benefits Program ($)(3)	Other ($)(4)	Total ($)

Steven A. Ballmer	–	–	6,750	3,071	–	9,821
Christopher P. Liddell	2,025,757	30,379	6,750	2,968	–	2,065,854
Kevin Johnson	–	–	6,750	2,783	1,132,322	1,141,855
Jeffrey S. Raikes	–	–	6,750	1,412	–	8,162
B. Kevin Turner	253,884	7,422	6,750	2,458	–	270,514

(1)	As part of our executive relocation program, in order to allow Messrs. Liddell and Turner to use the equity in their former homes to purchase new homes in the Redmond area after they were hired, we agreed to purchase their former homes at a price equal to the average of three independent appraisals because they were unable to sell the homes within a mutually agreed time. We then resold these homes at our expense. SEC rules require that we include as compensation to Messrs. Liddell and Turner all expenses we incurred in fiscal year 2007 in connection with the sale of these homes, including any difference between the price at which we purchased the homes based on appraised value and the price at which we sold them.
(2)	Tax reimbursements related to relocation assistance received by Messrs. Liddell and Turner.
(3)	These amounts include imputed income from life insurance, imputed income from athletic club membership, and payments in lieu of athletic club membership. These benefits are available to all of our U.S.-based employees.
(4)	Mr. Johnson participated in our stock option transfer program that was completed in December 2003. He transferred 2,404,000 stock options in the program. He received one-third of the total payment for the transferred options in fiscal year 2004, and the second one-third installment (plus interest) in fiscal year 2006. He received the final one-third installment (plus interest) in December 2006.

GRANTS OF PLAN-BASED AWARDS

FOR FISCAL YEAR ENDED

JUNE 30, 2007

Name	Grant Date	Estimated Possible Payouts Under Equity Incentive Plan Awards (1)			Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold (#)	Target (#)	Maximum (#)

Steven A. Ballmer	N/A	N/A	N/A	N/A	N/A
Christopher P. Liddell	9/13/2006	0	125,000	187,500	3,127,500
Kevin Johnson	9/13/2006	0	260,000	390,000	6,505,200
Jeffrey S. Raikes	9/13/2006	0	260,000	390,000	6,505,200
B. Kevin Turner	9/13/2006	0	260,000	390,000	6,505,200

(1)	All fiscal year 2007 equity grants to named executive officers were made under the 2007 SPSA program. As described in greater detail in the Compensation Discussion and Analysis beginning on page 12, the threshold amount represents the minimum payout under the plan. The target amount reflects a payout if the SPI for that officer is 100%. The maximum amount represents a payout under the highest possible SPI of 150%.
(2)	We measure the grant date fair value of SPSAs based on the market price as of the date of grant of common stock underlying a target award, reduced by the present value of estimated future dividends because the awards are not entitled to receive dividends prior to vesting. These awards are amortized over their applicable vesting period using a modified straight-line method.

21 / MSFT	2007 PROXY STATEMENT

The following table provides information on exercisable and unexercisable options and unvested stock awards held by the named executive officers on June 30, 2007.

OUTSTANDING EQUITY AWARDS

AT FISCAL YEAR END

JUNE 30, 2007

Name	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Steven A. Ballmer	N/A	N/A	N/A	N/A		N/A		N/A

Christopher P. Liddell	0	0	0	0		16,667	(5)	491,176	(6)
						98,756	(7)	2,910,339	(6)
						46,250	(8)	1,362,988	(6)

Kevin R. Johnson	466,667	0	25.1438	2/20/2011	(1)	3,023	(9)	89,087	(6)
	583,333	83,334	21.5910	7/31/2012	(2)	468,840	(7)	13,816,715	(6)
						58,500	(8)	1,723,995	(6)

Jeffrey S. Raikes	4,444,444	0	40.7813	3/6/2010	(1)	3,556	(9)	104,795	(6)
	2,222,222	0	29.9813	4/24/2010	(2)	583,556	(7)	17,197,395	(6)
	2,222,222	0	25.1438	2/20/2011	(3)	133,250	(8)	3,926,878	(6)
	1,263,888	180,556	21.5910	7/31/2012	(4)

B. Kevin Turner	0	0	0	0		320,000	(10)	9,430,400	(6)
						420,160	(7)	12,382,115	(6)
						133,250	(8)	3,926,878	(6)

(1)	The option was granted ten years prior to the option expiration date. The option vested and became exercisable in equal six-month installments. The option fully vested on February 20, 2006.
(2)	The option was granted 10 years prior to the option expiration date. The option vested and becomes exercisable in equal six-month installments. The option fully vested on July 31, 2007.
(3)	The option was granted ten years prior to the option expiration date. The option vested and became exercisable in equal six-month installments. The option fully vested on March 6, 2005.
(4)	The option was granted ten years prior to the option expiration date. The option vested and became exercisable in equal six-month installments. The option fully vested on April 24, 2005.
(5)	The stock award was granted on May 9, 2005, and vests in three equal annual installments. The unvested shares will vest on May 9, 2008, subject to continuous employment.
(6)	The market value was calculated by multiplying the number of shares shown in the table by $29.47, which was the closing market price on June 29, 2007, the last trading day of our fiscal year.
(7)	A target SPSA was granted to Messrs. Johnson and Raikes on August 29, 2003, for the fiscal 2004-2006 performance period ended June 30, 2006, and to Messrs. Turner and Liddell on their dates of hire of September 8, 2005, and May 9, 2005, respectively. The actual number of 2004-2006 performance period shares was determined by the Compensation Committee after the end of the performance period. The unvested shares vest in two equal installments on August 31, 2007, and August 31, 2008, subject to continuous employment.
(8)	A target SPSA was granted on September 13, 2006, for the fiscal year performance period ended June 30, 2007. The actual number of 2007 performance period shares was determined by the Compensation Committee after the end of the performance period. The unvested shares will vest in four equal installments on August 31, 2007, August 31, 2008, August 31, 2009, and August 31, 2010, subject to continuous employment.

22 / MSFT	2007 PROXY STATEMENT

(9)	The stock award was granted on July 31, 2002, and vests in five equal annual installments. The unvested shares will vest on July 31, 2007, subject to continuous employment.
(10)	To replace equity compensation Mr. Turner forfeited upon leaving his previous employer, Mr. Turner received a stock award for 320,000 shares of Microsoft common stock, of which 25% will vest on September 1, 2008, 25% on September 1, 2010, and 50% upon retirement from Microsoft at age 60 or older.

The following table provides information, on an aggregate basis, about stock options that were exercised and stock awards that vested during the fiscal year ended June 30, 2007 for each of the named executive officers.

OPTION EXERCISES AND STOCK VESTED

FOR FISCAL YEAR ENDED

JUNE 30, 2007

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Steven A. Ballmer	N/A	N/A	N/A		N/A

Christopher P. Liddell	0	0	16,667 49,378	(1) (2)	513,010 1,269,015	(1) (2)

Kevin R. Johnson	0	0	3,022 234,419	(3) (2)	72,709 6,024,568	(3) (2)

Jeffrey S. Raikes	0	0	3,556 291,778	(3) (2)	85,557 7,498,695	(3) (2)

B. Kevin Turner	0	0	210,080	(2)	5,399,056	(2)

(1)	The shares vested on May 9, 2007. The value realized was calculated by multiplying the number of shares shown in the table by $30.78, which was the closing market price on May 9, 2007.
(2)	The shares vested on August 31, 2006. The value realized was calculated by multiplying the number of shares shown in the table by $25.70, which was the closing market price on August 31, 2006.
(3)	The shares vested on July 31, 2006. The value realized was calculated by multiplying the number of shares shown in the table by $24.06, which was the closing market price on July 31, 2006.

The following table provides information relating to the Microsoft Corporation Deferred Compensation Plan, which provides for the deferral of compensation on a basis that is not tax-qualified. Microsoft does not make matching contributions under this plan. No named executive officer contributed to the plan or had any withdrawal or distribution in fiscal year 2007.

NONQUALIFIED DEFERRED COMPENSATION

Name	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)

Steven A. Ballmer	0	0
Christopher P. Liddell	0	0
Kevin Johnson	0	0
Jeffrey S. Raikes	69,227	1,397,006
B. Kevin Turner	0	0

23 / MSFT	2007 PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

(In millions, except per share amounts)

June 30, 2007	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)

Equity compensation plans approved by security holders(4)	680,265,275	$27.86	944,277,210

Equity compensation plans not approved by security holders(5)	13,332	36.00	–

Total(6)	680,278,607	$27.86	944,277,210

(1)	Includes 124 million shares issuable upon vesting of outstanding stock awards granted under the 2001 Stock Plan and 10 million shares issuable under outstanding SPSAs granted under the 2001 Stock Plan (assuming target performance).
(2)	The weighted-average exercise price does not take into account the shares issuable upon vesting of outstanding stock awards or the shares issuable under outstanding SPSAs, which have no exercise price.
(3)	Includes 125 million shares remaining available for issuance as of June 30, 2007 under the 2003 Employee Stock Purchase Plan.
(4)	Under the 2001 Stock Plan no award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in our capitalization), if the effect would be to reduce the exercise price for the share underlying such award.
(5)	The Microsoft Stock Option Plan for Consultants and Advisors authorized the grant of stock options to consultants and advisors to Microsoft. Options were last granted under this plan in fiscal year 2001. No additional options may be granted under this plan.
(6)	Does not include options to purchase an aggregate of 290,000 shares, at a weighted average exercise price of $33.54, granted under a plan assumed in connection with an acquisition transaction. No additional options may be granted under this assumed plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during fiscal year 2007 were independent directors, and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under “Certain Relationships and Related Transactions,” beginning on page 25. During fiscal year 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Dina Dublon (Chair)

James I. Cash, Jr.

Helmut Panke

24 / MSFT	2007 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are a global software company with extensive operations in the U.S. and many foreign countries. In fiscal year 2007 we purchased over $10 billion of goods and services from third parties. We have over 79,000 employees and the authority to purchase goods and services is widely dispersed. Because of these far-reaching activities, we encounter transactions and business arrangements with businesses and other organizations in which one of our directors, executive officers, or nominees for director, or their immediate families, or a greater than 5% owner of our stock, may also be a director, executive officer, or investor, or have some other direct or indirect material interest. We will refer to these relationships generally as related-party transactions.

Related-party transactions have the potential to create actual or perceived conflicts of interest between Microsoft and its directors and executive officers or their immediate family members. The Audit Committee has established a written policy and procedures for review and approval of related-party transactions. If a related party transaction subject to review directly or indirectly involves a member of the Audit Committee (or an immediate family member or domestic partner), the remaining Committee members will conduct the review. In evaluating a related-party transaction involving a director, executive officer, or their immediate family members, the Audit Committee considered, among other factors:

•	goods or services provided by or to the related party,
•	the nature of the transaction and the costs to be incurred by Microsoft or payments to Microsoft,
•	the benefits associated with the transaction and whether comparable or alternative goods or services are available to Microsoft from unrelated parties,
•	the business advantage Microsoft would gain by engaging in the transaction,
•	the significance of the transaction to Microsoft and to the related party, and
•	management’s determination that the transaction is in the best interests of the Company.

To receive Audit Committee approval, related party transactions must have a Microsoft business purpose and be on terms that are fair and reasonable to Microsoft, and as favorable to the Company as would be available from non-related entities in comparable transactions. The Audit Committee also requires that the transaction meets the same Company standards that apply to comparable transactions with unaffiliated entities.

The following are transactions in which Microsoft was or is a party, in which the amount involved exceeded $120,000, and in which a director, director nominee, executive officer, holder of more than 5% of our Common Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

•

As in prior years, the Company has engaged in business transactions with Corbis Corporation, a company that provides digitized images and production services. Mr. Gates is the sole shareholder of Corbis. Microsoft paid Corbis approximately $850,000 in fiscal year 2007 as licensing fees for digital images to be used in Microsoft’s products, services, and marketing materials. Those licenses were entered into at arm’s length, and are similar to license agreements Microsoft enters into from time to time with other providers of digital images. The terms of the Corbis transactions are established by Corbis and the business group at Microsoft seeking to use the digital images. We believe the terms are no less favorable to Microsoft than what are offered by Corbis to other large customers. Corbis also uses Microsoft software in its business, and paid approximately $570,000 in fiscal year 2007 for software license fees under our standard licensing program. Corbis and Microsoft have also agreed to the terms of a license for certain Microsoft technology to assist Corbis in its antipiracy efforts. The arrangement involves a license fee of $375,000 and other terms that were negotiated at arm’s length. Mr. Gates is not involved in negotiating agreements with Corbis or setting price or other terms, either on behalf of Microsoft or Corbis.

Microsoft’s Audit Committee has reviewed and approved these arrangements.

In addition, Mr. Gates has extensive personal holdings in private and public companies where he is not involved in management or daily operations. Microsoft may, from time to time, do business with these companies in the ordinary course. Such business is conducted at arm’s length on terms that are available to unrelated parties. The business would not be material to Microsoft or Mr. Gates.

25 / MSFT	2007 PROXY STATEMENT

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the SEC. Our employees prepare these reports for our directors and executive officers on the basis of information obtained from them and from Microsoft’s records. Based on information available to us during fiscal year 2007, we believe that all applicable Section 16(a) filing requirements were met, except that, due to an administrative error, Robert J. Bach was late in filing a report of open market sales on an aggregate of 100,000 shares. All of the shares were sold on the same day and a Form 5 was filed to report the sales.

REPORT OF THE MICROSOFT CORPORATION BOARD OF DIRECTORS AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board of Directors that is available on our Web site at http://www.microsoft.com/about/companyinformation/corporategovernance/default.mspx. The charter, which was last amended effective August 1, 2007, includes a calendar that outlines the Audit Committee’s duties and responsibilities quarter-by-quarter. The Audit Committee reviews the charter and calendar annually.

The Board annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. In addition, the Board has determined that James I. Cash, Jr., Dina Dublon, and Charles H. Noski are “audit committee financial experts” as defined by Securities and Exchange Commission (“SEC”) rules.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of Microsoft. The Audit Committee’s purpose is to assist the Board of Directors in fulfilling its responsibilities by overseeing the accounting and financial reporting processes of Microsoft, the audits of Microsoft’s consolidated financial statements and internal control over financial reporting, the qualifications and performance of the independent registered public accounting firm engaged as Microsoft’s independent auditor, and the performance of Microsoft’s internal auditors.

The Committee relies on the expertise and knowledge of management, the internal auditors, and the independent auditor in carrying out its oversight responsibilities. Management is responsible for the preparation, presentation, and integrity of our consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting, and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Management is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal control. Microsoft’s independent auditor, Deloitte & Touche LLP (“Deloitte & Touche”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. For fiscal year 2007, the independent auditor was also responsible for expressing opinions on management’s assessment of the effectiveness of our internal control over financial reporting and on the effectiveness of our internal control over financial reporting.

During fiscal year 2007, the Audit Committee fulfilled its duties and responsibilities generally as outlined in the charter and the accompanying calendar. The Committee had eleven meetings, four of which were regular quarterly meetings and five of which related to our earnings announcements and periodic SEC filings. Specifically, the Committee, among other actions:

•	reviewed and discussed our quarterly earnings press releases, consolidated financial statements, and related periodic reports filed with the SEC, with management and the independent auditor,
•

reviewed with management, the independent auditor, and the internal auditor management’s assessment of the effectiveness of our internal control over financial reporting and the independent auditor’s opinion about management’s assessment and the effectiveness of our internal control over financial reporting,

•	reviewed with the independent auditor, management, and the internal auditor, as appropriate, the audit scopes and plans of both the independent auditor and internal auditor, and
•	met in periodic executive sessions with each of the independent auditor, management, and the internal auditor.

The Audit Committee has reviewed and discussed our audited consolidated financial statements and related footnotes for the fiscal year ended June 30, 2007, and the independent auditor’s report on those financial statements, with our management and independent auditor. Management represented to the Audit Committee that our financial

26 / MSFT	2007 PROXY STATEMENT

statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche presented the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and SEC Regulation S-X, Rule 2-07. This review included a discussion with management and the independent auditor of the quality (not merely the acceptability) of our accounting principles, the reasonableness of significant estimates and judgments, and the disclosures in our financial statements, including the disclosures relating to critical accounting policies.

The Audit Committee recognizes the importance of maintaining the independence of Microsoft’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated Deloitte & Touche’s qualifications, performance, and independence, including that of the lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent audit firm. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. Our pre-approval policy is more fully described in this Proxy Statement under the caption “Fees Billed by Deloitte & Touche.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of Deloitte & Touche. In addition, Deloitte & Touche has provided the Audit Committee with the letter required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee has engaged in dialogue with Deloitte & Touche about their independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, for filing with the SEC, and selected Deloitte & Touche as the independent registered public accounting firm for fiscal year 2008. The Board is recommending that shareholders ratify that selection at the Annual Meeting.

AUDIT COMMITTEE

Charles H. Noski (Chair)

James I. Cash Jr.

Dina Dublon

PROPOSAL 2

RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte & Touche”) as Microsoft’s independent auditor for fiscal year 2008, and the Board is asking shareholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise Microsoft’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of shareholder concern and is submitting the selection of Deloitte & Touche for ratification by shareholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of common stock represented at the meeting is required to approve the ratification of the selection of Deloitte & Touche as Microsoft’s independent auditor for the current fiscal year.

The Board of Directors recommends a vote FOR the proposal.

27 / MSFT	2007 PROXY STATEMENT

FEES BILLED BY DELOITTE & TOUCHE

Fees.    The following table presents fees for professional audit services rendered by Deloitte & Touche for the audit of Microsoft’s annual financial statements for the years ended June 30, 2007, and 2006, and fees billed for other services rendered by Deloitte & Touche during those periods.

(In millions)
Year Ended June 30	2007	2006

Audit Fees	$17.2	$16.4
Audit-Related Fees	5.6	5.6
Tax Fees	0.6	0.8
All Other Fees	0.1	0.7

Total	$23.5	$23.5

Audit Fees.    These amounts represent fees of Deloitte & Touche for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of management’s assessment of the effectiveness of our internal control over financial reporting and the audit of internal control over financial reporting, and the services that an independent auditor would customarily provide in connection with subsidiary audits, statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, attest services, consents, and assistance with review of documents filed with the SEC. Audit Fees also include advice on accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees.    Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of Microsoft’s consolidated financial statements or internal control over financial reporting. This category may include fees related to the performance of audits and attest services not required by statute or regulations, audits of our employee benefit plans, due diligence related to mergers, acquisitions, and investments, additional revenue and license compliance procedures related to performance of the review or audit of Microsoft’s financial statements, and accounting consultations about the application of generally accepted accounting principles to proposed transactions. Revenue assurance and license compliance includes procedures under contracts that provide for review by an independent accountant, and advice about controls associated with the completeness and accuracy of our software licensing revenue. These services support the evaluation of the effectiveness of internal control over revenue recognition, and enhance the independent auditor’s understanding of licensing programs and controls.

Tax Fees.    These fees consist generally of the two categories of tax compliance and return preparation, and of tax planning and advice. For fiscal year 2007, fees incurred for tax compliance and return preparation were $394,000 and fees for tax planning and advice were $165,000. For fiscal year 2006, fees incurred for tax compliance and return preparation were $529,000 and fees for tax planning and advice were $271,000. The compliance and return preparation services consisted of the preparation of original and amended tax returns and claims for refunds. Tax planning and advice consisted of support during income tax audit or inquiries.

All Other Fees.    All Other Fees consist principally of services supporting our volume licensing compliance and revenue assurance initiatives, including data analysis and risk assessment.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Deloitte & Touche.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent auditor. Each year, the Audit Committee approves the terms on which the independent auditor is engaged for the ensuing fiscal year. At least quarterly, the Committee reviews and, if

28 / MSFT	2007 PROXY STATEMENT

appropriate, pre-approves services to be performed by the independent auditor, reviews a report summarizing fiscal year-to-date services provided by the independent auditor, and reviews an updated projection of the fiscal year’s estimated fees. The Audit Committee, as permitted by its pre-approval policy, from time to time delegates the approval of certain permitted services or classes of services to a member of the Committee. The Committee then reviews the delegate’s approval decisions each quarter. Microsoft uses a centralized internal system to collect requests from Company personnel for services by the independent auditor to facilitate compliance with this pre-approval policy.

PROPOSAL 3

SHAREHOLDER PROPOSAL NO. 1

William C. Thompson, City of New York Office of the Comptroller, 1 Centre Street, New York, NY 10007, on behalf of the Boards of Trustees of the New York City Pension Funds, has notified the Company that he intends to submit the following proposal at this year’s annual meeting:

Internet Censorship

Whereas, freedom of speech and freedom of the press are fundamental human rights, and free use of the Internet is protected in Article 19 of the Universal Declaration of Human Rights, which guarantees freedom to “receive and impart information and ideas through any media regardless of frontiers”, and

Whereas, the rapid provision of full and uncensored information through the Internet has become a major industry in the United States, and one of its major exports, and

Whereas, political censorship of the Internet degrades the quality of that service and ultimately threatens the integrity and viability of the industry itself, both in the United States and abroad, and

Whereas, some authoritarian foreign governments such as the Governments of Belarus, Burma, China, Cuba, Egypt, Iran, North Korea, Saudi Arabia, Syria, Tunisia, Turkmenistan, Uzbekistan, and Vietnam block, restrict, and monitor the information their citizens attempt to obtain, and

Whereas, technology companies in the United States such as Microsoft, that operate in countries controlled by authoritarian governments have an obligation to comply with the principles of the United Nations Declaration of Human Rights, and

Whereas, technology companies in the United States have failed to develop adequate standards by which they can conduct business with authoritarian governments while protecting human rights to freedom of speech and freedom of expression,

Therefore, be it resolved, that shareholders request that management institute policies to help protect freedom of access to the Internet which would include the following minimum standards:

1.	Data that can identify individual users should not be hosted in Internet restricting countries, where political speech can be treated as a crime by the legal system.
2.	The company will not engage in pro-active censorship.
3.	The company will use all legal means to resist government demands for censorship. The company will only comply with such demands if required to do so through legally binding procedures.
4.	Users will be clearly informed when the company has acceded to legally binding government requests to filter or otherwise censor content that the user is trying to access.
5.	Users should be informed about the company’s data retention practices, and the ways in which their data is shared with third parties.
6.	The company will refrain from supplying government agencies in Internet restricting countries with equipment or training designed to facilitate the censorship of Internet communications.
7.	The company will document all cases where legally-binding censorship requests have been complied with, and that information will be publicly available.

29 / MSFT	2007 PROXY STATEMENT

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons.

Microsoft shares the proponent’s concerns for basic human rights. We agree that government restrictions on free expression and privacy raise both social and business issues.

In our view the most effective approach toward this subject requires more flexibility than the proposed standards would allow. We believe that availability of our products and services has increased the ability of people worldwide to engage in free expression and has helped transform the economic, cultural, and political landscape of nations throughout the world. In certain markets unfiltered services are blocked by government-operated firewalls. If we did not take steps to ensure the continued availability of our services, there would be less information and opportunity for citizens in those countries, not more. In some cases a limited good is better than no good at all.

We also recognize that the activities of leading companies have an impact on human rights and free expression. Microsoft actively engages in efforts to maximize Internet freedom worldwide. We are part of a group of stakeholders working to produce a set of global principles and operating procedures on freedom of expression and privacy. This process is co-facilitated by Business for Social Responsibility and the Center for Democracy & Technology, and involves collaboration with industry counterparts, human rights groups, academic institutions, and socially responsible investors. This diverse group’s goals include creating a governance, accountability, and implementation framework, and maintaining a forum for sharing ideas.

In 2006, we adopted a policy that addresses government orders to remove access to blogs hosted through Windows Live Spaces. We also recently announced privacy principles that govern data retention by search engines. In addition, we already have adopted policies to ensure that Microsoft and our supply chain observe rules of good business practice, including a Vendor Code of Conduct.

We continually review the overall value of our services in the countries where we provide them, and the conditions created by local government policies and practices. Because the Company continues to take steps we believe are appropriate to address the concerns expressed by the proponent, the Board of Directors recommends a vote against the resolution.

PROPOSAL 4

SHAREHOLDER PROPOSAL NO. 2

John C. Harrington, 1001 2nd Street, Suite 325, Napa, California 94559 has notified the Company that he intends to submit the following proposal at this year’s annual meeting:

RESOLVED: To amend the corporate Bylaws, by inserting the following new Article VII:

Article VII — Board Committee on Human Rights

7.1 There is established a Board Committee on Human Rights, which is created and authorized to review the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

7.2 The Board of Directors is authorized in its discretion consistent with these Bylaws, the Articles of Incorporation and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, including but not limited to an annual report on the implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide, and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

7.3 Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

30 / MSFT	2007 PROXY STATEMENT

Supporting Statement

The proposed Bylaw would establish a Board Committee on Human Rights which would review and make policy recommendations regarding human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies on issues such as these, as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmarks or reference documents.

Vote Required and Board Recommendation

The affirmative vote of holders of a majority of the shares of common stock cast in person or by proxy at the meeting is required for approval of the proposal.

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons.

Microsoft appreciates the importance of basic human rights. We do not believe, however, that establishing a dedicated board committee is an effective way to work toward these goals. Our Governance and Nominating Committee has as one of its responsibilities reviewing our policies and programs that relate to corporate responsibility, including public issues of significance to the Company and its stakeholders. The Committee together with the Board of Directors already authorizes and directs Company management to address human rights issues. Management does this in ways that are consistent with our social responsibility, business needs, and shareholder interests. This structure allows the Company to engage actively in human rights issues while at the same time balancing other important business interests and managing the inherent complexities associated with operating under the laws of many countries.

We also recognize that the activities of leading companies have an impact on human rights and free expression. Microsoft is actively engaged in efforts to maximize Internet freedom worldwide. We are part of a group of stakeholders working to produce a set of global principles and operating procedures on freedom of expression and privacy. This process is co-facilitated by Business for Social Responsibility and the Center for Democracy & Technology, and involves collaboration with industry counterparts, human rights groups, academic institutions and, socially responsible investors. This diverse group’s goals include creating a governance, accountability, and implementation framework, and maintaining a forum for sharing ideas. Every year Microsoft produces a report on global citizenship that provides much the same information that the proponent suggests the new board committee would provide.

Management consults with the Governance and Nominating Committee and the Board of Directors when necessary to keep the Board informed and receive direction. Given our existing governance framework, the board committee the proponent suggests is unnecessary to ensure a strong Company commitment to human rights considerations. Accordingly, the Board of Directors recommends a vote against the resolution.

PROPOSALS OF SHAREHOLDERS FOR 2008 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at Microsoft’s principal executive offices no later than the close of business on June 2, 2008. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In order to be properly brought before the 2008 Annual Meeting, a shareholder’s notice of the matter the shareholder wishes to present, or the person or persons the shareholder wishes to nominate as a director, must be delivered to the Corporate Secretary of Microsoft at its principal executive offices not less than 120 nor more than 180 days before the first anniversary of the date of this Proxy Statement. As a result, any notice given by a shareholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than April 1, 2008, and no later than June 2, 2008, unless our Annual Meeting date occurs more than 30 days before or after November 13, 2007. In that case, then we must receive proposals no later than the close of business on the later of (a) the 90th day before the 2008 Annual Meeting or (b) the 15th day following the date on which the meeting date is publicly announced.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A shareholder who wishes to submit a proposal or nomination is encouraged to

31 / MSFT	2007 PROXY STATEMENT

seek independent counsel about our Bylaw and SEC requirements. Microsoft will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2008 Annual Meeting should be addressed to Corporate Secretary, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of Microsoft. Proxies may be solicited by officers, directors, and regular supervisory and executive employees of Microsoft, none of whom will receive any additional compensation for their services. Also, Georgeson Shareholder Communications may solicit proxies at an approximate cost of $12,500 plus reasonable expenses. Such solicitations may be made personally or by mail, facsimile, telephone, messenger, or via the Internet. Microsoft will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to their principals. Microsoft will pay all proxy solicitation costs.

VOTING PROCEDURES

Tabulation of Votes.    Independent election inspector(s), Mellon Investor Services LLC, will tabulate votes cast by proxy or in person at the meeting.

Effect of an Abstention and Broker Non-Votes.    A shareholder who abstains from voting on any or all proposals will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees or other proposals. For the purposes of our majority vote standard for uncontested director elections, the following will not be votes cast: (a) a share whose ballot is marked as withheld; (b) a share otherwise present at the meeting but for which there is an abstention; and (c) a share otherwise present at the meeting as to which a shareholder gives no authority or direction.

Vote Confidentiality.    Microsoft has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms, and voting instructions returned to brokerage firms, banks and other holders of record are kept confidential. Only the proxy solicitor, the proxy tabulator, and the Inspector of election have access to the ballots, proxy forms, and voting instructions. The proxy solicitor and the proxy tabulator will disclose information taken from the ballots, proxy forms, and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims, or as otherwise required by law.

AUDITORS

Representatives of Deloitte & Touche, independent auditor for Microsoft for fiscal year 2007 and the current fiscal year, will be present at the Annual Meeting and will be available to respond to appropriate questions.

OTHER MATTERS

The Board of Directors does not intend to bring any other business before the meeting, and so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. In addition to the scheduled items of business, the meeting may consider shareholder proposals and matters relating to the conduct of the meeting. As to any other business that may properly come before the meeting, proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

DATED: Redmond, Washington, September 28, 2007.

32 / MSFT	2007 PROXY STATEMENT

MICROSOFT CORPORATION

PROXY

FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on November 13, 2007 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Microsoft Corporation account online.

Access your Microsoft Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Microsoft Corporation, makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT**** www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. Election of directors (The Board recommends a vote FOR each of the following nominees):

Nominees:

01 William H. Gates III FOR AGAINST ABSTAIN

02 Steven A. Ballmer FOR AGAINST ABSTAIN

03 James I. Cash Jr. FOR AGAINST ABSTAIN

04 Dina Dublon FOR AGAINST ABSTAIN

05 Raymond V. Gilmartin FOR AGAINST ABSTAIN

06 Reed Hastings FOR AGAINST ABSTAIN

07 David F. Marquardt FOR AGAINST ABSTAIN

08 Charles H. Noski FOR AGAINST ABSTAIN

09 Helmut Panke FOR AGAINST ABSTAIN

10 Jon A. Shirley FOR AGAINST ABSTAIN

2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal) FOR AGAINST ABSTAIN

3. Shareholder Proposal – Adoption of Policies on Internet Censorship (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN

4. Shareholder Proposal – Establishment of Board Committee on Human Rights (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN

Signature Signature if held jointly Dated 2007.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/msft

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

MICROSOFT CORPORATION

PROXY

FOR ANNUAL MEETING OF THE SHAREHOLDERS OF MICROSOFT CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WILLIAM H. GATES III and STEVEN A. BALLMER, and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Company to be held at the Washington State Convention and Trade Center, 800 Convention Place, Seattle, Washington, on November 13, 2007 at 8:00 a.m. and at any adjournments thereof. Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

This proxy when properly signed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS PROVIDED, THIS PROXY WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Mark Here for Address Change or Comments

SEE REVERSE SIDE

1. Election of directors (The Board recommends a vote FOR each of the following nominees):

Nominees:

01 William H. Gates III FOR AGAINST ABSTAIN

02 Steven A. Ballmer FOR AGAINST ABSTAIN

03 James I. Cash Jr. FOR AGAINST ABSTAIN

04 Dina Dublon FOR AGAINST ABSTAIN

05 Raymond V. Gilmartin FOR AGAINST ABSTAIN

06 Reed Hastings FOR AGAINST ABSTAIN

07 David F. Marquardt FOR AGAINST ABSTAIN

08 Charles H. Noski FOR AGAINST ABSTAIN

09 Helmut Panke FOR AGAINST ABSTAIN

10 Jon A. Shirley FOR AGAINST ABSTAIN

2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditor (The Board recommends a vote FOR this proposal) FOR AGAINST ABSTAIN

3. Shareholder Proposal – Adoption of Policies on Internet Censorship (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN

4. Shareholder Proposal – Establishment of Board Committee on Human Rights (The Board recommends a vote AGAINST this proposal) FOR AGAINST ABSTAIN

Signature Signature if held jointly Dated 2007.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

FOLD AND DETACH HERE